UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2018 (August 10, 2018)

Riviera Resources, Inc.

(Exact name of registrant specified in its charter)

Delaware	333-225927	82-5121920
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis Street Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(281) 840-4000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On August 10, 2018 (the “Closing Date”), Blue Mountain Midstream LLC (“Blue Mountain”), a wholly owned subsidiary of Riviera Resources, Inc. (the “Company”), entered into a credit agreement with Royal Bank of Canada, as administrative agent, and the lenders and agents party thereto (the “Credit Agreement”), providing for a new $200 million revolving credit facility (the “Blue Mountain Credit Facility”).

Available borrowing capacity under the Blue Mountain Credit Facility is, for certain periods, subject to Blue Mountain’s compliance with financial covenants, which may from time to time result in a reduction of Blue Mountain’s available borrowing capacity. As of the Closing Date, there were no borrowings outstanding under the Blue Mountain Credit Facility and the initial available borrowing capacity was $70 million. The Blue Mountain Credit Facility matures on August 10, 2023.

At Blue Mountain’s election, interest on borrowings under the Blue Mountain Credit Facility is determined by reference to either the London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 2.00% to 3.00% per annum or the alternate base rate (“ABR”) plus an applicable margin ranging from 1.00% to 2.00% per annum, both depending on Blue Mountain’s consolidated total leverage ratio. Interest is generally payable in arrears on the last day of March, June, September and December for loans bearing interest based at the ABR and at the end of the applicable interest period for loans bearing interest at the LIBOR, or if such interest period is longer than three months, at the end of three month intervals during such interest period.

Blue Mountain is required under the Blue Mountain Credit Facility to pay a commitment fee to the lenders, which accrues at a rate per annum of 0.375% or 0.50% (depending on Blue Mountain’s consolidated total leverage ratio) on the average daily unused amount of the available revolving loan commitments of the lenders.

The Blue Mountain Credit Facility is secured by a first priority lien on substantially all the assets of Blue Mountain.

Under the Blue Mountain Credit Facility, Blue Mountain is required to maintain (i) for certain periods, a ratio of consolidated total debt (subject to certain carve-outs) to the sum of (a) total debt (subject to certain carve-outs) and (b) consolidated owners’ equity interest in Blue Mountain and its subsidiaries of no greater than 0.35 to 1.00, and (ii) subject to satisfaction of certain conditions and for certain periods (a) a ratio of consolidated EBITDA to consolidated interest expense no less than 2.50 to 1.00, (b) a ratio of consolidated net debt to consolidated EBITDA (the “consolidated total leverage ratio”) no greater than 4.50 to 1.00 or 5.00 to 1.00, as applicable, and (c) in case certain other kinds of indebtedness are outstanding, a ratio of consolidated net debt secured by a lien on property of Blue Mountain to consolidated EBITDA no greater than 3.00 to 1.00.

The Blue Mountain Credit Facility also contains affirmative and negative covenants customary for credit facilities of this nature, including as to compliance with laws (including environmental laws, ERISA and anti-corruption laws), maintenance of required insurance, delivery of quarterly and annual financial statements, budgets, maintenance and operation of property, restrictions on the incurrence of liens and indebtedness, mergers, consolidations and sales of assets and transactions with affiliates.

The Blue Mountain Credit Facility contains events of default and remedies customary for credit facilities of this nature. If Blue Mountain does not comply with the covenants in the Blue Mountain Credit Facility, the lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Blue Mountain Credit Facility.

The foregoing description of the Blue Mountain Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Blue Mountain Credit Facility, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Credit Agreement, dated as of August 10, 2018, among Blue Mountain Midstream LLC, as borrower, Royal Bank of Canada, as administrative agent and issuing bank, Citibank, N.A. and Capital One, National Association, as co-syndication agents, ABN AMRO Capital USA LLC and PNC Bank National Association, as co-documentation agents, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 15, 2018	RIVIERA RESOURCES, INC.

	By:	/s/ David B. Rottino
		Name:	David B. Rottino
		Title:	President and Chief Executive Officer